UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2010

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation)	0-12185 Commission File Number	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2[b])

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01	Entry into a Material Definitive Agreement
          On November 19, 2010, we entered into a Limited Waiver and Fifth Amendment (amendment) to our Amended and Restated Credit Agreement with KeyBank National Association, as administrative agent for the lenders (credit agreement). The credit agreement provides for revolving term loans with a scheduled maturity in September 2011, which resulted in the classification of our revolving debt as a current liability at September 30, 2010. As previously reported, we were not in compliance with the leverage coverage covenant under the credit agreement as of that date, and were in negotiations with our lenders to address the covenant noncompliance. We also reported our prior engagement of a financial advisor to assist us pursue strategic alternatives that would enable us to retire or replace the credit facility (qualifying transaction) and could include the sale of assets, merger or other type of strategic transaction.
          The amendment to our credit agreement provides for the waiver of our noncompliance with the leverage ratio as of September 30, 2010 on various conditions. The material terms and conditions of the amendment are:
•	a reduction in the lenders’ total commitments under the facility to our current outstanding credit facility debt of $35.8 million, which will be due on March 31, 2011;

•	the reduction of credit facility debt by monthly installments of $588,000 under a promissory note we received as part of the consideration for our sale of Appalachian gas gathering assets in August 2009;

•	the release of any claims against the lenders;

•	the payment of certain fees to the lenders and an increase in the interest rate on credit facility debt from 2.25% to 4.25% above the administrative agent’s prime rate;

•	an increase in our reporting requirements to the lenders;

•	the mortgage of certain additional properties; and

•	our entry into a definitive agreement for a qualifying transaction by December 15, 2010.
          We are currently in compliance with our financial and other covenants under the amended credit agreement. However, if we are unable to meet any of the conditions under the amendment or obtain further forbearance from the lenders for any noncompliance, our obligations under the credit facility could be accelerated. Related risks associated with any future default under our credit agreement are discussed under the caption “Risk Factors” in our quarterly report on Form10-Q for the quarter ended September 30, 2010 (Form 10-Q), which is incorporated in this report by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          As reported in our Form 10-Q filed on November 9, 2010, we have approximately $21.5 million in outstanding amortizing convertible notes due May 1, 2012 (2010 notes) that contain a cross default provision entitling the holders to call their 2010 notes for redemption at a default premium in the absence of a timely waiver of our covenant default under our credit facility. Although the amendment to our credit agreement described in Item 1.01 of this report waived the cross default under the 2010 notes, it did not cure the cross default. On November 15, 2010, we received a default notice from the holder of $15.3 million principal amount of the 2010 notes. Under the terms of the notes, holders have the right to require us to redeem their notes in cash, within five business days of a default notice at 125% of the entire principal amount, with interest at a default rate of 12%. At any time after providing a default notice, a holder has the right to withdraw the redemption call and instead require the conversion price to be reset from $2.18 per share to the lowest closing bid price of our common stock during the period from the date of the default notice to the redemption withdrawal date.
          We are currently in negotiations for a waiver or forbearance from the holder of the 2010 note that was called for redemption. Under the terms of the 2010 notes, any restructuring arrangements with that holder will be offered to the other holders. We do not have sufficient cash to make the payments amounting to approximately $14.5 million on the 2010 note called for redemption and can make no assurances that our negotiations for restructuring our convertible debt will be successful.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS RESOURCES, INC.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: November 19, 2010